                                                                       EXHIBIT 2


                                         5255 Yonge Street, Suite 1010
                                         Toronto, Ontario CANADA M2N 6P4
[COMMERCIAL CONSOLIDATORS CORP. LOGO]    Tel: (416) 512-8299 Fax: (416) 512-8229
                                         www.commercialconsolidator.com


FOR IMMEDIATE RELEASE (#018-2001)                             Cusip  #:20162E101


COMMERCIAL CONSOLIDATORS CORP. FILES APPLICATION
TO LIST ON AMERICAN STOCK EXCHANGE


TORONTO - OCTOBER 15, 2001 - COMMERCIAL CONSOLIDATORS CORP. (CCZ: CDNX; CJ9:
FRANKFURT) is pleased to announce that it has filed an application with the American Stock Exchange ("AMEX") for its stock to be listed on the AMEX. The application is currently being reviewed and the Company expects to be listed on the AMEX by the first week of November 2001. In addition, Commercial Consolidators Corp. has been informed by the U.S. Securities & Exchange Commission ("SEC") that the SEC has no further comments with respect to the registration statement filed by the Company in furtherance of its AMEX application.

Commercial Consolidators Corp. is a diversified distributor of business technologies (cellular phones and accessories, and computer hardware and software) and consumer electronics to the Americas (North, South and Central).

For further information, please contact investor relations at 1-800-968-1727; or visit the Company's website at www.commercialconsolidator.com. This released has been disseminated in Canada and Germany only.

ON BEHALF OF THE BOARD OF DIRECTORS



"GUY JARVIS"
/s/ Guy Jarvis
--------------
GUY JARVIS, Chief Executive Officer


THE CANADIAN VENTURE EXCHANGE HAS NEITHER APPROVED NOR DISAPPROVED THE INFORMATION CONTAINED HEREIN